SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 29, 2004

FALCON FINANCIAL INVESTMENT TRUST

(Exact name of registrant as specified in its charter)

Maryland	0-50509	57-6208172
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

15 Commerce Road Stamford, CT		06902
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:
(203) 967-0000

Not applicable
(Former name or former address, if changed since last report)

Item 5.                                                           Other Events.

On April 28, 2004, we entered into a $150 million Revolving Warehouse Financing Agreement with iStar Financial Inc., solely for the purpose of originating loans.  The facility may be increased to $200 million at our option and with the consent of iStar.  Interest is calculated using LIBOR plus 290 basis points.  Under the facility, iStar refinanced all of our existing outstanding loans that were financed under our existing warehouse facility, which was terminated by us.  In connection with entering into the new facility, we paid a fee of $1,875,000 to iStar and a termination fee of $199,500 to the lenders under our existing facility.

The warehouse credit line is secured by, among other things, all loans in our portfolio.  All payments made by our customers in respect of such loans are applied on a monthly basis to pay outstanding fee and interest obligations under the new warehouse credit line and to reduce the principal amount outstanding under the new warehouse credit line by an amount equal to the portion of the payments on our loans that constitute payments of principal.

The maturity date of our new warehouse credit line is April 10, 2005.  The availability of funds under this credit line is subject to, among other things, our compliance with specified financial covenants relating to leverage ratio, net worth, limitations on capital expenditures and limitations on total indebtedness, as described below.  We are required under the warehouse facility to maintain a ratio of consolidated total debt to consolidated net worth not in excess of 4:1 and a consolidated net worth of not less than $80 million.  We generally may not maintain indebtedness outside the new warehouse credit line other than indebtedness to fund obligations under our hedging arrangements, purchase money indebtedness for the acquisition of assets not in excess of $1,000,000, indebtedness in connection with our securitization transactions and certain capital leases.  In order to make a borrowing under the facility, either Vernon B. Schwartz, our Chairman and Chief Executive Officer, or David A. Karp, our President and Chief Financial Officer, must be employed as a senior executive officer of our company with the same decision making authority as on April 28, 2004.

The lender under the new warehouse credit line will generally fund up to 80%, the advance rate, of the principal amount of eligible loans that we originate with the lender’s approval.  The maximum funding available for any individual loan is not permitted to exceed $20 million.  In addition, the lender will not fund an amount in excess of 66.6% of the aggregate market value of our eligible loans.

We are required to make prepayments under the new warehouse credit line under certain circumstances.  Among other things, we may be required to make prepayments upon a decrease in the aggregate market value of our eligible loan portfolio.  Specifically, in the event that the lender determines that the product of the market value of the eligible loans in our loan portfolio and the aggregate maximum advance rate of 66.6% is less than the aggregate outstanding principal amount under the warehouse credit line, then, subject to an exception for certain market value fluctuations of less than 5%, we will be required to prepay amounts borrowed under the new warehouse credit line sufficient to eliminate such deficiency.  The new warehouse credit line also specifies various events that would allow the lender to terminate the warehouse credit line in its entirety, including, among other things, our failure to qualify as a real estate investment trust under the Internal Revenue Code or a change of control.

Item 7.                                                           Financial Statements and Exhibits.

10.1	Revolving Warehouse Financing Agreement, dated as of April 28, 2004, among Falcon Financial Investment Trust, iStar Financial Inc. and The Bank of New York.

99.1	Press release, dated April 29, 2004.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FALCON FINANCIAL INVESTMENT TRUST

Date: April 29, 2004	By:	/s/ David A. Karp
David A. Karp
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Revolving Warehouse Financing Agreement, dated as of April 28, 2004, among Falcon Financial Investment Trust, iStar Financial Inc. and The Bank of New York.

99.1	Press release, dated April 29, 2004.